EXHIBIT 23.1


                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS
                     ---------------------------------------






Board of Directors
Nexland, Inc.
Miami, Florida


         We consent to the use of our audit report dated March 13, 2000, on the financial statements of Nexland, Inc. as of December 31, 1999, and 1998, for the filing with and attachment to the Form S-1 Registration Statement and Prospectus constituting a part of the Registration Statement. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern and corrections dated May 12, 2000 and March 3, 2001. We also consent to us under the caption" Experts" in the Prospectus.




Williams & Webster, P.S.
CERTIFIED PUBLIC ACCOUNTANTS
Spokane, Washington


August 6, 2001